Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Tax-Free Reserves:

We consent to the use of our reports, incorporated herein by reference, dated February 22, 2008, with respect to the financial statements of the Money Market Portfolio, Limited-Term Portfolio, Long Term Portfolio and Vermont Municipal Portfolio, each a series of Calvert Tax-Free Reserves, as of December 31, 2007 and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statements of Additional Information.

/S/ KPMG LLP

Philadelphia, Pennsylvania
April 28, 2008